Exhibit 99.1

UTSTARCOM ANNOUNCES VOLUNTARY REVIEW OF EQUITY GRANTS

Postpones Third Quarter Earnings Release Pending the Completion of the Review

ALAMEDA, Calif., November 7, 2006 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that it has commenced a voluntary review of its historical equity award grant practices under the direction of the Nominating and Corporate Governance committee (the “Committee”) of the board of directors. The Committee is being assisted by independent legal counsel and independent accounting consultants.

As part of this process, the Company has informed the staff of the Securities and Exchange Commission about the commencement of the review.  To date, no conclusions have been reached about whether the Company will need to record any non-cash adjustments to its financial statements related to prior equity grants.

The Committee will make every effort to complete the review as soon as possible. The Company will not announce its third quarter results or file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 until after completing the review. The Company does not expect the review to be completed by the filing deadline for the Company’s third quarter 10-Q, November 9, 2006, or the extended filing deadline of November 16, 2006. Once the review is completed the Company will share the findings with the investment community and set the date for the third quarter earnings report

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding the anticipated timing for the Committee to complete its review of historical equity award grant practices. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. UTStarcom also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Company Contact

Chesha Kamieniecki

Director of Investor Relations

UTStarcom, Inc.

(510) 749-1560

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502